Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q3 2023 RESULTS

Q3 NET SALES, GROSS MARGIN AND EPS EXCEED OUTLOOK

FULL YEAR NET SALES RAISED TO 9%

2023 Third Quarter Results	2023 Full Year Outlook
• Net Sales +10.5%: Domestic +12.1%, Int’l +11.2%, SPD -10.1% • Organic sales¹ +4.8%: Domestic +5.5%, Int’l +7.3%, SPD -10.1% • Gross Margin +270 bps • Reported EPS $0.71, Adjusted EPS $0.74¹	• Net Sales +9%; Organic Sales +5%¹ • Gross Margin expansion raised to +210 bps • Reported EPS +80%, Adjusted EPS +6%¹ • Cash from operations ~$1.0 billion, +13%

EWING, NJ, November 3, 2023 – Church & Dwight Co., Inc. (NYSE: CHD) today announced the Company exceeded its outlook with stronger than expected sales growth and gross margin expansion. In the third quarter, net sales grew 10.5% to $1,455.9 million and gross margin expanded by 270 basis points. The Company continues to experience strong consumer demand across its portfolio. Organic sales grew 4.8% driven by volume of 2.7% and positive product mix and pricing of 2.1%.

Third quarter 2023 Reported EPS was $0.71; a decrease of 6.6% compared to 2022 Reported EPS. Third quarter Adjusted EPS was $0.74; a decrease of 2.6% due to higher marketing investments and higher incentive compensation in the current quarter. Third quarter Adjusted EPS exceeded the Company’s outlook of $0.66 driven by higher-than-expected sales growth and gross margin expansion.

Matthew Farrell, Chief Executive Officer, commented, “Our Q3 results reflect the strength of our brands and our continued focus on execution. Over half of our organic growth in the quarter was driven by volume. Our domestic brands grew consumption in 11 of 17 categories. We grew share on brands representing 64% of sales. Global online sales continued to grow and as a percentage of total consumer sales were 17% in Q3.

“Our recent acquisitions, THERABREATH™ mouthwash and the HERO™ brand, the maker of MIGHTY PATCH™ acne care products, both experienced high consumption growth and grew market share. Both businesses continue to achieve significant distribution gains at retail.

“Organic revenue growth for the International Division was strong, driven by growth in most of our country subsidiaries and our Global Markets Group. The International Division is once again proving to be a growth engine for the Company as we have overcome the supply chain challenges of 2022.

“We were especially pleased by the strong gross margin expansion that we saw in the quarter with productivity, pricing, volume, and strong contributions from higher margin acquisitions more than offsetting inflation.

“Finally, strong sales and margin expansion along with efficient working capital management were all key drivers of our strong cash flow generation in the third quarter."

Third Quarter Review

Consumer Domestic net sales were $1,133.1 million, a $122.7 million or 12.1% increase versus prior year driven by both household and personal care sales growth. Organic sales increased 5.5% due to volume (+3.6%) and price and product mix (+1.9%). Growth was led by THERABREATH™ mouthwash, ARM & HAMMER™ Cat Litter, XTRA™ Liquid Detergent, WATERPIK™ and BATISTE™ dry shampoo, partially offset by declines in the vitamin business, and FIRST RESPONSE™.

Consumer International net sales were $244.4 million, a $24.7 million or 11.2% increase versus prior year. Foreign currency exchange rates impacted sales favorably by (+2.8%). Organic sales increased 7.3% due to a combination of higher price and product mix (+5.0%) and higher volume (+2.3%). Q3 organic sales were primarily driven by STERIMAR™, OXICLEAN™, THERABREATH and the vitamin business.

Specialty Products net sales were $78.4 million, an $8.8 million or 10.1% decrease versus prior year. Organic sales decreased 10.1% due to lower volume (-8.3%) and lower pricing/mix (-1.8%) driven by the dairy business as we continue to be impacted by low-priced imports.

Gross margin increased 270 basis points to 44.4% due to improved pricing, volume, productivity, and the impact of the HERO acquisition, net of the impact of higher manufacturing costs.

Marketing expense was $167.8 million, which was $27.1 million higher than prior year. Marketing expense as a percentage of net sales increased 80 basis points to 11.5%. The significant increase in second half marketing is weighted towards Q4, especially in support of new products.

Selling, general, and administrative expense (SG&A) was $222.7 million, including charges related to restricted stock that was issued for the HERO acquisition of $7.3 million. Adjusted SG&A was $215.41million or 14.8% of net sales, a 310 basis points increase, primarily due to higher incentive compensation from improved business performance and costs related to the HERO acquisition, and higher investment spending for future growth.

Income from Operations was $255.8 million. Adjusted Income from Operations was $263.11 million an increase of 3.6% inclusive of higher marketing and SG&A investments.

Other Expense increased $2.4 million primarily due to higher interest expense resulting from higher average interest rates on outstanding debt.

The effective tax rate increased to 24.1% compared to 20.2% in 2022, as the prior year rate included a nonrecurring benefit from a state tax reduction.

Operating Cash Flow

For the first nine months of 2023, cash from operating activities was $795.1 million, an increase of $261.0 million due to higher cash earnings, including the positive impact from recent acquisitions, and improvements in working capital. We continue to expect full year cash flow from operations to be approximately $1.0 billion, an increase of 13% compared to 2022. Capital expenditures for the first nine months were $121.5 million, a $23.4 million increase from the prior year as capacity expansion projects proceed as planned.

At September 30, 2023, cash on hand was $573.3 million, while total debt was $2.4 billion.

2023 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success and we are excited about our new product launches in 2023. We continue to differentiate our brands to consumers via innovative products, packaging, and forms.

“ARM & HAMMER™ laundry has launched ARM & HAMMER™ Power Sheets™ laundry detergent online. As the first laundry detergent sheet from a major brand in the US, Power Sheets is a convenient new unit dose form of detergent that delivers an entirely new laundry experience. It is mess-free, lightweight and eliminates plastic bottle waste while delivering the trusted ARM & HAMMER™ powerful cleaning performance consumers have come to rely on and love.

“ARM & HAMMER Litter has launched ARM & HAMMER Hardball™, a transformational plant-based product that is lightweight and creates virtually indestructible clumps for no-mess scooping. We expect this new litter to capture a greater share of the lightweight litter category where we under-index today.

“TROJAN™ is building on the success of the Raw™ franchise by offering the new TROJAN Raw Non-Latex condom which is America’s Thinnest Condom. The Raw innovation platform has been a driving force to improving TROJAN market share.

“The THERABREATH brand, the fastest-growing brand in the mouthwash category, has expanded into the kids’ segment with the launch of three new fluoride mouthwashes. These products are dentist-formulated to freshen breath and help prevent cavities, free of dyes, and have certified organic flavor.

“NAIR™ has launched Prep & Smooth, a one-step solution that preps the face for makeup application in a No-Touch, No-Mess format.

“HERO continues to innovate in the acne treatment category. Building on the success of its MIGHTY PATCH products, HERO is launching MICROPOINT FOR BLEMISHES™ XL patches. The HERO Rescue skin care line will also be expanding with the launch of Rescue Retinol Nighttime Renewing Cream. These new products help to provide gentle and effective solutions for issue-prone skin.

“BATISTE, a leader in the dry shampoo category, has launched Overnight and Texturizing dry shampoos. Both products are designed to tap into new usage occasions.”

Outlook for 2023

Mr. Farrell stated, “We have experienced strong sales growth and gross margin expansion through the first nine months of the year, and we expect to continue this trend in the fourth quarter. This outlook reflects strong operating fundamentals as full year adjusted operating profit is expected to increase approximately 8%. We continue to expect Reported EPS to be $3.03 and Adjusted EPS to be $3.15, a 6% year-over-year increase.

“We now expect full year 2023 reported sales growth to be approximately 9% (previously 8%) and continue to expect organic sales growth to be approximately 5%. Our marketing investments, new product innovation, and successful execution are all reasons that we continue to expect volume to be a driver of organic growth in the second half. This is impactful as organic growth was largely price driven for the 8 quarters prior to Q3.”

Mr. Farrell continued, “We now expect full year gross margin to expand approximately 210 basis points (previously 200). This is an encouraging trend as we continue to move closer to restoring gross margins to pre-COVID levels. We continue to expect a double-digit percentage increase in gross profit in full year 2023.

“We are maintaining our full year EPS outlook, with higher revenue and gross profits being offset by higher marketing and SG&A dollars. We continue to expect marketing as a percentage of net sales for the full year to be 11.0% (Full year 2022 was 10%). As in past years, when we have strong business performance, we invest for the future. Our investments will focus on driving future growth with higher marketing investment, R&D investment and accelerating product registrations in international markets as well as driving efficiency, including investments in automation and technology.

“Other expense for 2023 is now expected to be approximately $95 million (previously $100 million) and we expect our tax rate to approximate 22%.

“Cash flow from operations is expected to be approximately $1.0 billion, an increase of 13% compared to 2022. We now expect 2023 capital expenditures of approximately $230 million (previously $250 million) as we make capacity investments for the future. We expect annual Capex spending to return to historical levels (approximately 2% of sales) in 2025. We continue to pursue accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our last 3 acquisitions (HERO, THERABREATH, and ZICAM).

“For Q4, we expect reported sales growth of approximately 5%, organic sales growth of approximately 4% and gross margin expansion. In Q4 we expect a significant increase in marketing spending as we enter 2024 with strong momentum. We also expect an increase in SG&A due to higher incentive compensation and investments for the future, as well as a higher tax rate. As a result, we expect Reported EPS of $0.60 and Adjusted EPS of $0.63 per share, a 2% increase from last year’s Adjusted Q4 EPS1.”

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss third quarter 2023 results.

When: November 3, 2023, at 10:00 a.m. (EDT).

Conference ID: 86805943

Live Call:1-888-259-6580 (US Toll-Free) or 1-416-764-8624 (International)

Replay: 1-877-674-7070 (US Toll-Free) or 1-416-764-8692 (International); passcode: 805943#

Webcast: investor.churchdwight.com/investors/news-events

¹ Organic Sales, Adjusted SG&A, Adjusted Income from Operations and Adjusted EPS are non-GAAP measures. See Non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH® and HERO®. These fourteen key brands represent approximately 85% of the Company’s products sales. For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed,

phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2022 our continued progress earned public recognition, including the Newsweek Magazine’s Americas Most Responsible Companies list, the EPA’s Green Power Partnership-Top 100 list, the 2022/2023 Forbes Magazine: Americas Best Midsize Employer Award and the FTSE4Good Index Series, amongst others.

For more information, see the Church & Dwight 2022 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade, marketing, and SG&A spending; recessionary conditions; interest rates; inflation; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,”

“estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including contributions to recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of new legislation such as the U.S. CARES Act, the EU Medical Device Regulation, new cosmetic and device regulations in Mexico, and the U.S. Modernization of Cosmetic Regulation Act; the impact on the global economy of the Russia/Ukraine war, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Sales	$1,455.9	$1,317.3	$4,339.9	$3,939.6
Cost of sales	809.6	767.6	2,432.7	2,292.1
Gross Profit	646.3	549.7	1,907.2	1,647.5
Marketing expenses	167.8	140.7	422.3	345.5
Selling, general and administrative expenses	222.7	155.1	643.6	505.8
Income from Operations	255.8	253.9	841.3	796.2
Equity in earnings of affiliates	1.7	3.7	8.1	10.0
Other income (expense), net	(23.5)	(23.1)	(77.2)	(59.0)
Income before Income Taxes	234.0	234.5	772.2	747.2
Income taxes	56.5	47.4	170.3	168.6
Net Income	$177.5	$187.1	$601.9	$578.6
Net Income per share - Basic	$0.72	$0.77	$2.46	$2.38
Net Income per share - Diluted	$0.71	$0.76	$2.43	$2.35
Dividends per share	$0.27	$0.26	$0.82	$0.79
Weighted average shares outstanding - Basic	246.0	242.8	244.9	242.7
Weighted average shares outstanding - Diluted	248.7	246.0	247.8	246.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2023	December 31, 2022
Assets
Current Assets
Cash and Cash Equivalents	$573.3	$270.3
Accounts Receivable	460.9	422.0
Inventories	671.7	646.6
Other Current Assets	38.7	57.0
Total Current Assets	1,744.6	1,395.9
Property, Plant and Equipment (Net)	862.4	761.1
Equity Investment in Affiliates	13.6	12.7
Trade Names and Other Intangibles	3,338.2	3,431.6
Goodwill	2,431.5	2,426.8
Other Long-Term Assets	311.9	317.5
Total Assets	$8,702.2	$8,345.6
Liabilities and Stockholders’ Equity
Short-Term Debt	$3.8	$74.0
Other Current Liabilities	1,184.6	1,109.8
Total Current Liabilities	1,188.4	1,183.8
Long-Term Debt	2,401.5	2,599.5
Other Long-Term Liabilities	1,061.8	1,072.4
Stockholders’ Equity	4,050.5	3,489.9
Total Liabilities and Stockholders’ Equity	$8,702.2	$8,345.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2023	September 30, 2022

Net Income	$601.9	$578.6

Depreciation and amortization	166.9	160.6
Deferred income taxes	(6.0)	(12.7)
Non-cash compensation	51.5	22.0
Other	1.0	(4.3)
Subtotal	815.3	744.2

Changes in assets and liabilities:
Accounts receivable	(37.4)	(1.7)
Inventories	(24.5)	(152.7)
Other current assets	11.2	4.7
Accounts payable and accrued expenses	32.0	(56.0)
Income taxes payable	9.3	16.5
Other	(10.8)	(20.9)
Net cash from operating activities	795.1	534.1

Capital expenditures	(121.5)	(98.1)
Other	(6.9)	(2.6)
Net cash (used in) investing activities	(128.4)	(100.7)

Net change in long-term debt	(200.0)	199.8
Net change in short-term debt	(70.6)	(249.5)
Payment of cash dividends	(199.9)	(191.2)
Proceeds from stock option exercises	107.6	22.4
Deferred financing and other	(0.1)	(7.5)
Net cash (used in) financing activities	(363.0)	(226.0)

F/X impact on cash	(0.7)	(10.4)

Net change in cash and cash equivalents	$303.0	$197.0

2023 and 2022 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2023	9/30/2022	Change
Household Products	$636.2	$592.3	7.4%
Personal Care Products	496.9	418.1	18.8%
Consumer Domestic	$1,133.1	$1,010.4	12.1%
Consumer International	244.4	219.7	11.2%
Total Consumer Net Sales	$1,377.5	$1,230.1	12.0%
Specialty Products Division	78.4	87.2	-10.1%
Total Net Sales	$1,455.9	$1,317.3	10.5%

	Nine Months Ended		Percent
	9/30/2023	9/30/2022	Change
Household Products	$1,857.0	$1,685.6	10.2%
Personal Care Products	1,521.2	1,324.6	14.8%
Consumer Domestic	$3,378.2	$3,010.2	12.2%
Consumer International	716.9	664.8	7.8%
Total Consumer Net Sales	$4,095.1	$3,675.0	11.4%
Specialty Products Division	244.8	264.6	-7.5%
Total Net Sales	$4,339.9	$3,939.6	10.2%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.

We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2023

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	10.5%	12.0%	12.1%	11.2%	-10.1%
Less:
Acquisitions	5.2%	5.7%	6.6%	1.1%	0.0%
Add:
FX / Other	-0.5%	-0.5%	0.0%	-2.8%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.8%	5.8%	5.5%	7.3%	-10.1%

	Nine Months Ended 9/30/2023

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	10.2%	11.4%	12.2%	7.8%	-7.5%
Less:
Acquisitions	5.0%	5.3%	6.4%	0.3%	0.0%
Add:
FX / Other	0.1%	0.1%	0.0%	0.8%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	5.3%	6.2%	5.8%	8.3%	-7.5%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)

	For the quarter ended September 30, 2023		For the quarter ended September 30, 2022		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$222.7	15.3%	$155.1	11.7%	360	bps
Hero Restricted Stock	(7.3)	-0.5%	0.0	0.0%	-50	bps
SG&A - Adjusted (non-GAAP)	$215.4	14.8%	$155.1	11.7%	310	bps

	For the quarter ended September 30, 2023		For the quarter ended September 30, 2022		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$255.8	17.6%	$253.9	19.3%	-170	bps
Hero Restricted Stock	7.3	0.5%	0.0	0.0%	50	bps
Income From Operations - Adjusted (non-GAAP)	$263.1	18.1%	$253.9	19.3%	-120	bps

	For the quarter ended September 30, 2023		For the quarter ended September 30, 2022		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.71		$0.76		-6.6%
Hero Restricted Stock	0.03		0.00
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.74		$0.76		-2.6%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2023	December 31, 2023
Reported Sales Growth	5%	9%
Less: Acquisition	-1%	-4%
Add: FX / Other	0%	0%

Organic Sales Growth	4%	5%

	For the quarter ended December 31, 2023	For the quarter ended December 31, 2022	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$0.60	$(0.67)	-189.6%
Hero Restricted Stock	0.03	0.03
Flawless Impairment	0.00	1.26
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.63	$0.62	1.6%

	For the year ended December 31, 2023	For the year ended December 31, 2022	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$3.03	$1.68	80.4%
Hero Restricted Stock	0.12	0.03
Flawless Impairment	0.00	1.26
Diluted Earnings Per Share - Adjusted (non-GAAP)	$3.15	$2.97	6.1%